As filed with the Securities and Exchange Commission on October 22, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DBV TECHNOLOGIES S.A.

(Exact name of registrant as specified in its charter)

France	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Green Square-Bâtiment D

80/84 rue des Meuniers

92220 Bagneux France

+33 1 55 42 78 78

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

2013 Share Option Plan

2014 Share Option Plan

BSA Subscription Plan

BSPCE Subscription Plan

2012 Free Share Plan

2013 Free Share Plan

2014 Free Share Plan

(Full title of the plans)

CT Corporation System

111 8th Avenue

New York, New York 10011

(212) 894-8800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mitchell S. Bloom, Esq. Michael H. Bison, Esq. Goodwin Procter LLP Exchange Place 53 State Street Boston, MA 02109 (617) 570-1000	Karen Noël Gide Loyrette Nouel A.A.R.P.I. 22, cours Albert ler 75008 Paris France +33 1 40 75 36 25

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered (2)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary Shares, €0.10 nominal value per share	2,499,237	$8.43(3)(4)	$21,068,567.91	$2,449.00
Ordinary Shares, €0.10 nominal value per share	1,573,810	$45.50(5)	$71,608,355.00	$8,321.00
Options and Warrants and Rights to Purchase Ordinary Shares	4,073,047	N/A	N/A	N/A
Aggregate Registration Fee				$10,770.00

(1)	These shares may be represented by the Registrant’s American Depositary Shares, or ADSs. Each ADS represents one-half of one Ordinary Share. ADSs issuable upon deposit of the Ordinary Shares registered hereby were registered pursuant to a separate Registration Statement on Form F-6 (File No. 333-199231).
(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional Ordinary Shares that become issuable under the Registrant’s Share Option Plans, BSA Subscription Plan, BSPCE Subscription Plan or Free Share Plans by reason of any stock dividend, stock split or other similar transaction.
(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act on the basis of the weighted average exercise price of $8.43 per share (rounded up to the nearest cent).
(4)	For those options or warrants outstanding under the Registrant’s Share Option Plans, BSA Subscription Plan or BSPCE Subscription Plan with an exercise price denominated in Euros, such exercise price is expressed in U.S. dollars based on the European Central Bank exchange rate on October 15, 2014 (€1=$1.2666).
(5)	Estimated in accordance with Rule 457(c) and (h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Ordinary Shares on Euronext Paris on October 15, 2014, as expressed in U.S. dollars based on the European Central Bank exchange rate on October 15, 2014 (€1=$1.2666).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of this Registration Statement. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by DBV Technologies S.A. (the “Registrant”) with the U.S. Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:

(a) The Registrant’s prospectus dated October 21, 2014, filed with the Commission on October 22, 2014 pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form F-1, as amended (File No. 333-198870), which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed; and

(b) The description of the Registrant’s Ordinary Shares and American Depositary Shares contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on October 17, 2014 (File No. 001-36697), including any amendment or report filed for the purpose of updating such description.

All other reports and documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under French law, provisions of by-laws that limit the liability of directors are prohibited. However, French law allows sociétés anonymes to contract for and maintain liability insurance against civil liabilities incurred by any of their directors and officers involved in a third-party action, provided that they acted in good faith and within their capacities as directors or officers of the company. Criminal liability cannot be indemnified under French law, whether directly by the company or through liability insurance.

The Registrant maintains liability insurance for its directors and officers, including insurance against liability under the Securities Act of 1933, as amended, and the Registrant intends to enter into agreements with its directors and executive officers to provide contractual indemnification. With certain exceptions and subject to limitations on indemnification under French law, these agreements will provide for indemnification for damages and expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding arising out of his or her actions in that capacity. The Registrant believes that this insurance and these agreements are necessary to attract qualified directors and executive officers.

These agreements may discourage shareholders from bringing a lawsuit against the Registrant’s directors and executive officers for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and executive officers, even though such an action, if successful, might otherwise benefit the Registrant and its shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent the Registrant pays the costs of settlement and damage awards against directors and officers pursuant to these insurance agreements.

Certain of the Registrant’s non-employee directors may, through their relationships with their employers or partnerships, be insured against certain liabilities in their capacity as members of the Registrant’s board of directors.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.	EXHIBITS

See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this Registration Statement, which Exhibit Index is incorporated herein by reference.

ITEM 9.	UNDERTAKINGS

1.	The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Bagneux, France on October 22, 2014.

DBV TECHNOLOGIES S.A.

By:	/s/ Pierre-Henri Benhamou

Dr. Pierre-Henri Benhamou

Chief Executive Officer and Chairman

POWER OF ATTORNEY

We, the undersigned directors, officers and/or authorized representative in the United States of DBV Technologies S.A., hereby severally constitute and appoint Dr. Pierre-Henri Benhamou and David Schilansky, and each of them singly, our true and lawful attorneys, with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the registration statement on Form S-8 filed herewith, and any and all pre-effective and post-effective amendments to said registration statement, under the Securities Act of 1933, as amended, in connection with the registration under the Securities Act of 1933, as amended, of equity securities of DBV Technologies S.A., and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on October 22, 2014.

Signature	Title

/s/ Pierre-Henri Benhamou Dr. Pierre-Henri Benhamou	Chief Executive Officer, Chairman and Co-Founder (Principal Executive Officer)

/s/ David Schilansky David Schilansky	Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Dr. Torbjörn Bjerke Dr. Torbjörn Bjerke	Director

/s/ Dr. Didier Hoch Dr. Didier Hoch	Director

/s/ George Horner III George Horner III	Director

/s/ Peter Barton Hutt Peter Barton Hutt	Director

/s/ Chahra Louafi Chahra Louafi	Director

/s/ Rafaele Tordjman Dr. Rafaele Tordjman	Director

/s/ Donald J. Puglisi Donald J. Puglisi	Authorized Representative in the United States

EXHIBIT INDEX

Exhibit Number	Description

3.1(1)	By-laws (statuts) of the registrant (English translation)

5.1	Opinion of Gide Loyrette Nouel A.A.R.P.I.

23.1	Consent of Deloitte & Associés

23.2	Consent of Gide Loyrette Nouel A.A.R.P.I. (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page)

99.1(2)	2013 and 2014 Share Option Plans (English translation)

99.2(3)	2012, 2013 and 2014 Free Share Plans (English translation)

99.3(4)	Summary of BSA Plan

99.4(5)	Summary of BSPCE Plan

(1)	Filed as Exhibit 3.1 to Registrant’s Registration Statement on Form F-1 (File No. 333-198870), filed with the Securities and Exchange Commission on September 22, 2014, and incorporated herein by reference.
(2)	Filed as Exhibit 10.4 to Registrant’s Registration Statement on Form F-1 (File No. 333-198870), filed with the Securities and Exchange Commission on September 22, 2014, and incorporated herein by reference.
(3)	Filed as Exhibit 10.5 to Registrant’s Registration Statement on Form F-1 (File No. 333-198870), filed with the Securities and Exchange Commission on September 22, 2014, and incorporated herein by reference.
(4)	Filed as Exhibit 10.6 to Registrant’s Registration Statement on Form F-1 (File No. 333-198870), filed with the Securities and Exchange Commission on September 22, 2014, and incorporated herein by reference.
(5)	Filed as Exhibit 10.7 to Registrant’s Registration Statement on Form F-1 (File No. 333-198870), filed with the Securities and Exchange Commission on September 22, 2014, and incorporated herein by reference.